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                                                                    EXHIBIT 5(b)


                                                                   June 26, 1997


KeySpan Energy Corporation,
   One MetroTech Center,
       Brooklyn, New York 11201-3850


Dear Sirs:

        In connection with the registration under the Securities Act of 1933 (the "Act") of 51,864,212 shares (the "Securities") of Common Stock, par value $.33 1/3 per share, of KeySpan Energy Corporation, a New York corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that, in our opinion, when (i) the Board of Directors of the Company and The Brooklyn Union Gas Company ("Brooklyn Union") have taken all required corporate action, (ii) the registration statements relating to the Securities (the "Registration Statement") have become effective under the




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KeySpan Energy Corporation

Act, (iii) the Amended and Restated Agreement and Plan of Exchange between Brooklyn Union and the Company (the "Exchange Agreement") attached as an Annex to the Joint Proxy Statement/Prospectus contained in the Registration Statement (the "Prospectus") has been duly adopted by Brooklyn Union common shareholders at Brooklyn Union's Special Meeting of Shareholders referred to in the Prospectus, (iv) all conditions in the Exchange Agreement to the effectiveness of the share exchange provided for therein have been satisfied, (v) a Restated Certificate of Incorporation of the Company substantially in the form attached as an Annex to the Prospectus has been duly filed with the Department of State of the State of New York (the "Department of State"), (vi) a Certificate of Exchange under Section 913 of the New York Business Corporation Law has duly filed with the Department of State, and (vii) the Securities have been duly issued and exchanged by the Company in the share exchange contemplated by the Exchange Agreement, the Securities will be validly issued, fully paid, and nonassessable.

        In accordance with our understanding with you as to the scope of our services in connection with the share


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KeySpan Energy Corporation                                               -3-


exchange to which this opinion relates, we have limited our examination to those matters as to which we have expressed the foregoing opinion, we are expressing no opinion in respect of any other matter. The foregoing opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and Brooklyn Union and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of KeySpan Common Stock" in an Annex to the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,


                                             SULLIVAN & CROMWELL